EXHIBIT 10.2

AMENDMENT NO. 1 TO THE WARRANT AGREEMENT

This Amendment, dated as of November 23, 2009 (the “Amendment”), to the Warrant Agreement, dated as of November 29, 2007 (the “Warrant Agreement”), by and between Camden Learning Corporation, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (“Warrant Agent”).

WHEREAS, the Company consummated its initial public offering in November 2007, pursuant to which the Company issued, after giving effect to the exercise of a portion of the overallotment option, 6,626,300 units; and

WHEREAS, each unit consisted of one share of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and one warrant to purchase one share of Common Stock at an exercise price of $5.50 per share (the “Public Warrants”); and

WHEREAS, in conjunction with its initial public offering, the Company privately placed 2,800,000 warrants, at $ 1.00 per warrant, to Camden Learning, LLC, a limited liability company partially owned and controlled by Company officers and directors (the “Private Warrants”), with each Private Warrant exercisable into one share of Common Stock at $5.50 (the Private Warrants, together with the Public Warrants, the “Warrants”); and

WHEREAS, the terms of the Warrants are governed by the Warrant Agreement and capitalized terms used, but not defined, herein shall have the meaning given to such term in the Warrant Agreement; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Reorganization dated August 7, 2009, as amended in its entirety by the Amended and Restated Agreement and Plan of Reorganization dated August 11, 2009 (the “Merger Agreement”), by and among Dlorah Subsidiary, Inc. (“Merger Sub”), a newly-formed Delaware corporation and wholly-owned subsidiary of the Company and Dlorah, Inc., a South Dakota corporation which owns and operates National American University (Dlorah, Inc., together with its divisions and subsidiaries, is referred to herein as “Dlorah”), pursuant to which Merger Sub will merge with and into Dlorah with Dlorah surviving as a wholly-owned subsidiary of the Company (the “Merger”). As a result of the Merger, the stockholders of Dlorah will contribute all of the outstanding capital stock of Dlorah to the Company in exchange for shares of a newly created class of common stock, common stock purchase warrants and restricted shares of the Company’s currently authorized common stock (collectively, the “Transaction”); and

WHEREAS, pursuant to the Merger Agreement, the Company agreed to seek the approval of the holders of its outstanding Public Warrants to amend the Warrant Agreement to require the Company to redeem all of the outstanding Public Warrants upon the consummation of the Transaction at a price of $0.50 per warrant (the “Warrant Redemption Proposal”); and

WHEREAS, a majority in interest of the outstanding Warrants has approved the Warrant Redemption Proposal.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein:

1. Warrant Agreement.

1.1 Redemption.  Section 6 is hereby amended and restated in its entirety so that it now reads in full as follows:

6.1    Redemption of Warrants.  Notwithstanding anything contained herein to the contrary, immediately prior to the consummation of the Business Combination (the “Redemption Time”), the Company will call the Public Warrants for redemption (the “Public Warrant Redemption”), in whole and not in part, at a price of FIFTY HUNDREDTHS OF ONE DOLLAR ($0.50) per outstanding Public Warrant (the “Redemption Consideration”). Notwithstanding anything contained herein to the contrary, upon the consummation of the Business Combination, all Public Warrants shall automatically be cancelled and cease to exist and the holders of certificates, which immediately prior to the Redemption Time represented such Public Warrants, shall cease to have any rights with respect to the Public Warrants other than the right to receive the Redemption Consideration. As soon as reasonably practicable following the Redemption Time, the Warrant Agent will, upon receipt of any documents as may reasonably be required by the Warrant Agent, deliver electronically through DTC to the record holders of the Public Warrants the Redemption Consideration for further distribution and credit to the account of the beneficial holders of such Public Warrants. The Company shall not be required to provide any prior notice of such Public Warrant Redemption to the holders of the Public Warrants other than as required by law.

2. Miscellaneous.

2.1 Governing Law.  The validity, interpretation, and performance of this Amendment and of the Public Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.

2.2 Binding Effect.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.

2.3 Entire Agreement.  This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Warrant Agreement which are not inconsistent with this Amendment shall remain in full force and effect.

2.4 Severability.  This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.5 Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.

2.6 Indemnity.  Notwithstanding any provision of this Amendment or the Warrant Agreement to the contrary, the Company hereby agrees to indemnify the Warrant Agent and save it harmless from and against any and all expenses, including reasonable counsel fees and disbursements, or losses incurred by the Warrant Agent in connection with any action, suit or other proceeding brought against the Warrant Agent involving any claim or potential claim, or in connection with any claim or demand, which in any way arises out of or relates to this Amendment or the Warrant Agent’s execution thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Warrant Agreement as of the date first set forth above.

CAMDEN LEARNING CORPORATION

By:	/s/ David Warnock
Name:	David Warnock
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER &
TRUST COMPANY, as Warrant Agent
By:	/s/ Alexandra Albrecht
Name:	Alexandra Albrecht
Title:	Vice President

Acknowledged and Agreed:

MORGAN JOSEPH & CO.
By:	/s/ Tina Pappas
Name:	Tina Pappas
Title:	Managing Director

Signature Page to Amendment No. 1 to Warrant Agreement